Exhibit 4.12
          THIS FIRST SUPPLEMENTAL INDENTURE (this “First Supplemental Indenture”), is dated as of November 19, 2006, by and among M-Systems Finance Inc., an exempted company incorporated under the laws of the Cayman Islands (the “Company” or the “Issuer”), msystems Ltd., a company duly organized under the laws of Israel and formerly known as M-Systems Flash Disk Pioneers Ltd. (“msystems” or the “Guarantor”), SanDisk Corporation, a Delaware corporation (“SanDisk”), and The Bank of New York Trust Company, N.A., as trustee (the “Trustee”), under the Indenture referred to below. Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Indenture.
WITNESSETH:
          WHEREAS, the Company, msystems and the Trustee are parties to an Indenture (the “Indenture”), dated as of March 23, 2005, providing for the issuance of $75,000,000 aggregate principal amount of the Company’s 1.0% Convertible Senior Notes due 2035 (the “Notes”);
          WHEREAS, msystems has entered into an agreement and plan of merger (the “Agreement”), dated as of July 30, 2006, with SanDisk and its wholly owned subsidiary, Project Desert Ltd., an Israeli company (“merger sub”), pursuant to which (i) merger sub will merge with and into msystems (the “merger”), with msystems continuing as the surviving entity, (ii) each outstanding ordinary share of msystems will be converted into and represent solely the right to receive 0.76368 of a validly issued, fully paid and nonassessable share of the common stock, $0.001 par value per share, of SanDisk and (iii) msystems will become a wholly owned subsidiary of SanDisk;
          WHEREAS, in accordance with Section 12.11 of the Indenture, it is required that in connection with the merger, the Company and the Guarantor execute and deliver to the Trustee a supplemental indenture that provides (i) that each outstanding Note shall be convertible into the kind and amount of shares of stock and other securities and property which the Holder thereof would have been entitled to receive upon such merger had such Notes been converted into Ordinary Shares immediately prior to the merger, (ii) for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in Article 12 of the Indenture and (iii) that if the stock or other securities and assets receivable by a holder of Ordinary Shares includes stock or other securities and assets of a corporation other than the successor, the supplemental indenture be executed by such other corporation;
          WHEREAS, SanDisk desires to execute and deliver this First Supplemental Indenture to the Trustee for the purpose of, and on an absolute and unconditional basis, (i) becoming jointly and severally liable with the Company, as a co-issuer of the Notes and (ii) providing an additional guarantee under the Indenture and the Guarantee; provided that SanDisk, the Company and msystems agree, amongst themselves, that (i) the Company and msystems will make first payment of all interest (including Liquidated Damages and Additional Tax Amounts, if any) on the Notes, when it becomes due and payable, (ii) SanDisk will not withhold, for tax purposes, any of the interest payments made by the Company or msystems on any of the Interest Payment Dates and (iii) SanDisk will not claim, for tax purposes, any interest deductions on the payments.

          WHEREAS, pursuant to Section 7.01 of the Indenture, the Company and the Guarantor, when authorized by Board Resolutions, and the Trustee, at any time and from time to time, may amend the Indenture and the Notes without the consent of the Holders of the Notes to (i) make provision with respect to the conversion rights of Holders of the Notes pursuant to Article 12.11 of the indenture, (ii) make any changes or modifications to the Indenture necessary in connection with the registration of the Notes and (iii) correct any provision therein which is defective and not otherwise inconsistent with the Indenture; and
          NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, the Company, msystems, SanDisk and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:
          SECTION 1. Additional Obligor. SanDisk hereby expressly assumes all of the obligations of the Company as a co-issuer of the Notes under the Indenture and on the terms and subject to the conditions set forth therein; provided that such terms and conditions are consistent with the terms and conditions set forth in this First Supplemental Indenture. The Trustee and the Holders of the Notes shall be entitled to enforce the obligations of the Company against SanDisk, and SanDisk shall be entitled to exercise the rights and powers of the Company, as if it were the Issuer under the Indenture and the Notes, consistent with the terms of this First Supplemental Indenture.
          SECTION 2. Additional Guarantee. SanDisk, as of the date hereof, hereby fully, unconditionally and irrevocably guarantees, jointly and severally with msystems, (i) the due and punctual payment of the principal of and interest (including Liquidated Damages and Additional Tax Amounts, if any) on the Notes, when and as the same shall become due and payable, whether at maturity or upon redemption or upon declaration of acceleration or otherwise, according to the terms of the Notes and of the Indenture and (ii) any other obligations the Company may have under the Indenture. The Trustee and the Holders of the Notes shall be entitled to enforce the guarantee of SanDisk as if it were the Guarantor under the Indenture and the Notes and SanDisk shall have the rights and obligations under the Indenture and the Notes as if it were the Guarantor thereunder.
          SECTION 3. Effect of Merger. SanDisk hereby agrees (i) that each outstanding Note will be convertible into the kind and amount of shares of stock and other securities and property which such holder would have been entitled to receive upon the consummation of the merger had such Notes been converted into Ordinary Shares immediately prior to the merger and (ii) for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in Article 12 of the Indenture, subject to any amendments made by this First Supplemental Indenture.
          SECTION 4. Amendments to Section 1.01 of the Indenture. Section 1.01 of the Indenture is hereby amended as follows, together with all necessary conforming changes to the Indenture:
          (i) amending the definition of “Conversion Rate” to delete “Section12.01(c)”

and insert in its place “Section 12.01(b)”;
          (ii) amending and restating the definition of “Company” to read as follows:
               ““Company” means (i) M-Systems Finance Inc., in the case of Sections 6.03 and 9.10 of this Indenture and (ii) M-Systems Finance Inc. and/or SanDisk, as appropriate, in order to protect the interests of the Holders of the Securities; and provided, that if a successor entity shall have become such pursuant to the applicable provisions of this Indenture, thereafter “Company” shall mean such successor entity.”;
          (iii) amending and restating the definition “Guarantor” to read as follows:
               ““Guarantor” means (i) msystems Ltd., in the case of Section 6.03 of this Indenture, (ii) msystems Ltd. and/or SanDisk, as appropriate, in order to protect the interests of the Holders of the Securities and (iii) SanDisk, in the case of obligations arising upon the conversion of the Securities into Ordinary Shares and obligations to make adjustments to the Conversion Rate; and provided, that if a successor entity shall have become such pursuant to the applicable provisions of this Indenture, thereafter “Guarantor” shall mean such successor entity.”;
          (iv) amending and restating the definition of “Ordinary Shares” in its entirety to read as follows:
               ““Ordinary Shares” means the right to receive 0.76368 of a validly issued, fully paid and nonassessable share of the common stock, $ 0.001 par value per share, of SanDisk.”
          (v) adding the definition “SanDisk” to read in its entirety as follows:
               ““SanDisk” means SanDisk Corporation, a Delaware corporation, the co-issuer and an additional guarantor of the Securities.”.
          SECTION 5. Amendment to Section 14.02 of the Indenture. Section 14.02 is hereby amended, together with all necessary conforming changes to the Indenture, to add a subsection (d) to read as follows:
               “(d) if to SanDisk: 601 McCarthy Blvd., Milpitas, California 95035. Attn: General Counsel.”.
          SECTION 6. Ratification of Indenture; Supplemental Indenture Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This First Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

          SECTION 7. Governing Law. THIS FIRST SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          SECTION 8. The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company, msystems and SanDisk. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed by the Trustee by reason of this First Supplemental Indenture. This First Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto. In entering into this First Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.
          SECTION 9. Counterparts. The parties may sign any number of copies of this First Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.
          SECTION 10. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction of this First Supplemental Indenture.
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          IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed as of the date first written above.

M-SYSTEMS FINANCE INC.

By:	/s/ Raz Dan

Name: Raz Dan Title: Director

MSYSTEMS LTD.

By:	/s/ Dov Moran

Name: Dov Moran
Title: President and Chief Executive Officer

SANDISK CORPORATION

By:	/s/ Judy Bruner

Name: Judy Bruner
Title: Executive Vice President,
Administration and Chief Financial Officer

          IN WITNESS WHEREOF, the parties have caused this First Supplemental Indenture to be duly executed as of the date first written above.

THE BANK OF NEW YORK TRUST
COMPANY, N.A., as trustee

By:	/s/ Sandee Parks

Name: Sandee Parks
Title: Vice President